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EXHIBIT 99.1

Friday April 27, 9:00 am Eastern Time
Press Release

NETSOL SHAREHOLDERS GROUP, LLC FILES PRELIMINARY PROXY TO REPLACE BOARD OF NETSOL INTERNATIONAL, INC. AND SEEKS SUITORS

     LAS VEGAS--(BUSINESS WIRE)--April 27, 2001--NetSol Shareholders Group, LLC, whose members hold over 25% of the outstanding shares of NetSol International, Inc.(Nasdaq:NTWK) today announced that they have initiated a proxy contest to gain control of the company from current management. They are proposing a new slate of directors, including Cary Burch, a current director of NetSol International, Inc. and executive of The First American Corporation (NYSE:FAF), Jonathan D. Iseson, principal of Blue Water Partners, L.L.C., Graeme Glew, manager of Professional Sports Management, Shelly Singhal, Managing Director of Technology Investment Banking for BlueStone Capital Corp., and Donald Danks, CEO of Gateway, Inc. (OTCBB:NGWY). New management intends to immediately engage an investment bank and actively pursue acquiring, merging with or being acquired by another public company.

     The group has filed a preliminary proxy statement and Schedule 13D amendment with the Securities and Exchange Commission describing their intended course of action.

Forward-Looking Statements

     This press release contains predictions, estimates and other forward-looking statements which include, but are not limited to, statements regarding the group's future plans. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested above. The parties issuing the release undertake no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

         Greenberg Traurig, LLP, Santa Monica, Calif.
         John C. Kirkland, Esq., 310/586-7738
         kirklandj@gtlaw.com